Exhibit 99.1


     Stratagene Reports Fourth Quarter Results; 2005 Annual Revenue Up 54%;
           QPCR Instrument Agreement With Bayer Healthcare Announced;
                         Company Provides 2006 Guidance


     LA JOLLA, Calif.--(BUSINESS WIRE)--March 7, 2006--Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the fourth quarter and full year ended December 31, 2005.
     For the fourth quarter of 2005, revenue grew to $57.1 million compared with $22.6 million in the fourth quarter of 2004, a 153% increase. For the year ended December 31, 2005, the Company's revenue grew to $130.3 million, compared with $84.8 million in 2004, a 54% increase.
     Revenue in the fourth quarter of 2005 benefited from Stratagene's receipt of a $34.1 million cash payment from Cambridge Antibody Technology in satisfaction of certain patent owners' interests in a collaboration for the development of Abbott Laboratories' Humira(R) product. Excluding this one-time revenue item, fourth quarter 2005 revenue increased 2.1% to $23.0 million, compared with the fourth quarter of 2004. Excluding the impact of foreign currency exchange movements, revenue for the fourth quarter of 2005 increased 5.0% compared with the fourth quarter of 2004.
     "Our fourth quarter and full year 2005 product sales were in-line with our expectations," said Joseph A. Sorge, M.D., President and CEO of Stratagene Corporation. "The Cambridge Antibody Technology settlement demonstrated the value of our patented technologies and the importance of protecting our intellectual property. Over the long-term, we believe that our core life science and clinical diagnostics businesses can continue to achieve predictable and profitable revenue growth. Our strategy is to utilize the strength of our core businesses to fund our opportunities in growth areas including molecular diagnostics."

     Agreement with Bayer Healthcare, Diagnostics Division

     Stratagene announced today that Bayer Healthcare, Diagnostics Division, a member of the Bayer Group (NYSE:BAY), will purchase customized Mx3005P(TM) instrument systems for use by Bayer in the worldwide molecular diagnostics marketplace.
     "We are continuing to successfully expand our presence in Quantitative PCR ("QPCR")," continued Dr. Sorge. "We have signed an agreement with Bayer Healthcare to manufacture QPCR instruments for diagnostics. We believe that this agreement provides confirmation of our capability of building instrument platforms for molecular diagnostics companies for the hospital and clinical markets. Bayer will purchase Stratagene's customized Mx3005P instrument systems for use in a new platform that Bayer is developing for performing molecular diagnostics tests worldwide. We believe Bayer chose to standardize on our instrument platform because of the quality and performance of our instrumentation. For Stratagene, this relationship with Bayer and our recently announced relationship with Focus Diagnostics, represent significant milestones toward executing our molecular diagnostics strategy.
     "This exciting new agreement comes on the heels of another successful quarter for our QPCR and related product line," continued Dr. Sorge. "QPCR instruments and related biological products grew 21.6% in the fourth quarter of 2005 compared with the fourth quarter of 2004 and 20.6% in 2005 compared with last year. We believe our innovative Mx(TM) instrument offering, newly improved MxPro(TM) software and wide menu of unique reagent chemistry should allow us to sustain our double-digit growth rate for QPCR products into 2006.
     "Within our clinical diagnostics business, our allergy product line grew 12% during 2005," continued Dr. Sorge. "This part of our core business remains profitable and contributes to our financial flexibility."
     For the fourth quarter of 2005, the Company generated net income of $2.0 million, or $0.09 per diluted share, compared with $1.7 million, or $0.08 per diluted share, in the comparable quarter of 2004. For the year ended December 31, 2005, the Company's net income was $7.8 million, or $0.35 per diluted share, compared with $7.4 million, or $0.39 per diluted share, for fiscal 2004.
     Net income in the fourth quarter and full year 2005 was positively impacted by the settlement from Cambridge Antibody Technology that affected income before taxes by approximately $23.4 million or $0.65 per diluted share after income taxes. Net income in the fourth quarter and full year 2005 was negatively impacted by the previously announced, non-cash litigation charge related to a patent infringement damage award that affected income before taxes by approximately $20.6 million or $0.57 per diluted share after income taxes. Additionally, net income before taxes in the fourth quarter of 2005 was negatively impacted by approximately $0.8 million or $0.02 per diluted share after income taxes for legal expenses associated with patent litigation matters when compared with the same period of the prior year.
     For the full year 2005, legal expenses associated with patent litigation matters, including a jury trial, negatively affected income before taxes by approximately $5.3 million or $0.15 per diluted share after income taxes when compared with 2004.
     "In addition to a variety of unusual charges and credits, our fourth quarter net income was also impacted by a 43.1% or $1.1 million increase in research and development expenses and an 8.9% or $453,000 increase in sales and marketing spending," said Steve R. Martin, Vice President and Chief Financial Officer of Stratagene. "These increased expenses were primarily related to our bioinformatics software co-development agreement with Strand Life Sciences, higher costs associated with QPCR instrument development activities and higher personnel costs. These increased expenses are in line with our strategy to remain on the cutting edge of development by continuing to invest in bringing new innovative products to the market."
     As of December 31, 2005, cash, cash equivalents and marketable securities were approximately $35.2 million and total assets were $119.2 million. In late January 2006, Stratagene transferred $21.0 million of its available cash to a restricted account as collateral for an appeal bond while the Company appeals the district court judgment and damages award in the matter of Third Wave Technologies, Inc. vs. Stratagene Corporation. The bond shall remain in place until the patent infringement matter is concluded and Stratagene and the surety holder are released from liability by the court or the amount of the final judgment, if any, is paid. The Company currently has approximately $10.0 million in other cash and cash equivalents which are not impacted by the bond arrangements and its operations remain cash flow positive. The Company's total amount of outstanding long-term debt is approximately $4.0 million and final payments on such long-term debt are due in 2022. The Company also has a $9.0 million revolving line of credit in place which has a zero balance currently outstanding.
     Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq: HYBD) with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's 2005 results include the results of Stratagene combined with the results of Hycor. Stratagene's 2004 results include the results of Stratagene combined with the results of Hycor from the June 2, 2004 merger date through the end of 2004. These financial results include incremental Hycor revenue subsequent to the merger of $13.4 million in 2004 and $23.3 million in 2005.
     Gross margin increased to 65.8% for the fourth quarter of 2005 compared with 63.7% for the same quarter of 2004. For the full year 2005, gross margin was 65.3% compared with 65.4% in the comparable period of 2004. The gross margin in 2005 was positively impacted by the settlement revenue in the fourth quarter offset by the inclusion of a higher percentage of product sales from lower margin instrument sales.
     Research and development expenses increased 43.1% to $3.9 million in the fourth quarter of 2005 compared with $2.7 million in the fourth quarter of 2004 primarily related to additional costs incurred in developing biology-focused pathway analysis software.
     Selling and marketing expenses increased 8.9% to $5.5 million in the fourth quarter compared with $5.1 million in the fourth quarter of last year, primarily related to increased personnel costs.
     General and administrative expenses increased 14.7% in the fourth quarter to $4.6 million compared with $4.0 million in the fourth quarter of 2004. General and administrative expenses in the fourth quarter of 2005 were impacted by the aforementioned higher legal expenses.

     Outlook for the Full Year 2006

     For the full year 2006, Stratagene expects:

     --   Revenue to be between $100 and $104 million.

     --   Gross margin to range from 63% to 65% of total revenues.

     -- Research and development expenses to range from 12% to 13% of revenues.

     -- GAAP earnings per share to range from $0.37 to $0.41 per share. This includes the expected effect of the implementation of FAS 123R in 2006 of $1.1 million ($0.03 per diluted share).

     --   Effective tax rate of 33%

     --   Fully diluted share count of 22.5 million.

     Conference Call Today

     Stratagene will host a conference call and webcast today, Tuesday, March 7, 2006, at 4:30 p.m. Eastern Time to discuss the Company's fourth quarter 2005 results, outlook for 2006, as well as current corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2139 for international participants.
     A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11052292#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

     About Stratagene Corporation

     Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

     Safe Harbor Statement

     Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see "Factors that May Affect Future Results" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.


                     STRATAGENE CORPORATION AND SUBSIDIARIES
                                   (unaudited)
                    (in thousands, except earnings per share)

CONSOLIDATED INCOME STATEMENTS
------------------------------
                                     Three Months     Twelve Months
                                         Ended             Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenues
  Product sales                    $22,887  $22,617  $94,878  $84,033
  Royalty revenue                   34,211      (50)  35,407      780
                                   -------- -------- -------- --------
    Total revenue                   57,098   22,567  130,285   84,813
Costs and expenses:
  Cost of revenues                  19,552    8,185   45,158   29,325
  Research and development           3,858    2,695   12,445   10,754
  Selling and marketing              5,535    5,082   21,267   18,181
  General and administrative         4,622    4,028   19,580   16,336
  Litigation charge                 20,600        -   20,600        -
  Impairment of assets                  42        4       62       82
                                   -------- -------- -------- --------
    Total costs and expenses        54,209   19,994  119,112   74,678
                                   -------- -------- -------- --------
    Income from operations           2,889    2,573   11,173   10,135
Other income and expenses:
  Loss on foreign currency
   transactions                       (208)      (8)    (427)    (226)
  Equity in income (loss) of joint
   venture                               -      (25)       -    1,788
  Other income (expense), net          411     (254)     927      495
  Interest expense                     (69)    (201)    (279)  (1,641)
  Interest income                      269       14      292      147
                                   -------- -------- -------- --------
    Total other income (expense)       403     (474)     513      563
                                   -------- -------- -------- --------
    Income before income taxes       3,292    2,099   11,686   10,698
  Income tax expense                 1,265      403    3,898    3,260
                                   -------- -------- -------- --------
    Net income                      $2,027   $1,696   $7,788   $7,438
                                   ======== ======== ======== ========

Earnings per share:
  Basic                              $0.09    $0.08    $0.35    $0.39
  Diluted                            $0.09    $0.08    $0.35    $0.39

Weighted average shares:
  Basic                             22,221   22,016   22,113   19,308
  Diluted                           22,476   22,103   22,259   19,313



CONDENSED CONSOLIDATED BALANCE SHEETS              Dec 31,   Dec. 31,
-------------------------------------               2005       2004
                                                  --------- ----------
 Cash, cash equivalents and marketable securities  $35,201     $5,670
 Other current assets                               38,439     28,033
 Property and equipment, net                        11,267     12,112
 Goodwill                                           27,234     27,234
 Other assets, net                                   7,041      7,283
                                                  --------- ----------
    Total assets                                  $119,182    $80,332
                                                  ========= ==========

 Current portion of long-term debt                    $240       $735
 Dividend payable                                    5,571          -
 Other current liabilities                          48,887     15,069
 Long-term debt, less current portion                3,775      8,972
 Other long-term liabilities                         2,219        396
 Stockholders' equity                               58,490     55,160
                                                  --------- ----------
    Total liabilities and stockholders' equity    $119,182    $80,332
                                                  ========= ==========



CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------
                                                       Twelve Months
                                                           Ended
                                                        December 31,
                                                     -----------------
                                                       2005     2004
                                                     -------- --------
Cash flows from operating activities:
  Net income                                          $7,788   $7,438
  Depreciation and amortization                        3,567    3,241
  Equity in (income of) joint venture                      -   (1,788)
  Stock-based compensation                               869      903
  Other items, net                                    24,634    1,119
                                                     -------- --------
    Net cash provided by operating activities         36,858   10,913
                                                     -------- --------
Cash flows from investing activities:
  Cash acquired in merger with Hycor, net of
   acquisition costs                                       -    4,520
  Purchases of property and equipment                 (1,545)  (1,797)
  Additions to intangible assets                      (1,471)  (1,309)
Cash distributions from joint venture                      -    2,012
  Other items, net                                       642      664
                                                     -------- --------
    Net cash (used in) provided by investing
     activities                                       (2,374)   4,090
                                                     -------- --------
Cash flows from financing activities:
  Principal payments on debt, net                     (5,692) (12,267)
Distributions paid to BCH members                          -     (476)
  Other items, net                                     1,499      176
                                                     -------- --------
    Net cash used in financing activities             (4,193) (12,567)
Effects of foreign currency exchange rates on cash      (173)     450
                                                     ======== ========
  Net increase in cash and cash equivalents           30,118    2,886
Cash and cash equivalents at beginning of period       4,890    2,004
                                                     -------- --------
Cash and cash equivalents at end of period           $35,008   $4,890
                                                     ======== ========



     CONTACT: Stratagene Corporation
              Steve Martin, 858-373-6303
              or
              EVC Group, Inc. (Investors)
              Douglas Sherk / Jennifer Beugelmans, 415-896-6820
              EVC Group, Inc. (Media)
              Steve DiMattia, 646-277-8706